Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of VAALCO Energy, Inc., a Delaware corporation (“VAALCO” or the “Company”); and

WHEREAS, Nanes Delorme Partners I LP, a Delaware limited partnership (“Nanes Delorme Partners”), Nanes Balkany Partners LLC, a Delaware limited liability company and the general partner of Nanes Delorme Partners (“Nanes Balkany Partners”), Nanes Balkany Management LLC, a Delaware limited liability company and the investment manager of Nanes Delorme Partners (“Nanes Balkany Management”), Julien Balkany (“Mr. Balkany”), Daryl Nanes (“Mr. Nanes” and, together with Nanes Delorme Partners, Nanes Balkany Partners, Nanes Balkany Management and Mr. Balkany, the “Nanes Balkany Group”), Leonard Toboroff and Clarence Cottman III wish to form a group for the purpose of (i) soliciting proxies or written consents to elect Messrs. Balkany, Toboroff and Cottman (the “Nominees”), or any other person designated by Nanes Delorme Partners, as directors of VAALCO, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 11th day of April 2008 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of VAALCO.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of VAALCO; or (ii) any securities of VAALCO over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to work together for the purpose of (i) soliciting proxies or written consents to elect the Nominees or any other person designated by Nanes Delorme Partners as directors of VAALCO, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           Nanes Delorme Partners shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such expenses.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the parties hereto in connection with the Group’s activities set forth in Section 3 shall be first approved by Nanes Delorme Partners, or their respective representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of VAALCO, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           Any notice, direction or other instrument required or permitted to be given to any party hereunder shall be in writing and shall be sufficiently given if delivered personally, if sent by fax and mailed within 24 hours, if sent by certified prepaid mail or overnight courier service, to:

Any member of the Nanes Balkany Group:

Nanes Delorme Partners I LP
230 Park Avenue, 7th Floor
New York, New York, 10169
Attn: Julien Balkany

or if to Messrs. Toboroff or Cottman, to the respective address set forth on the signature pages hereto.

9.           In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.           Any party hereto may terminate his obligations under this Agreement at any time on 24 hours’ written notice to all other parties, with a copy by fax to Adam Finerman at Olshan, Fax No. (212) 451-2222.

11.           Each party acknowledges that Olshan shall act as counsel for both the Group and Nanes Delorme Partners.

[Signature page on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NANES DELORME PARTNERS I LP

By:	Nanes Balkany Partners LLC General Partner

By:	/s/ Daryl Nanes
Name: Daryl Nanes Title: Managing Member

NANES BALKANY PARTNERS LLC

By:	/s/ Daryl Nanes
Name: Daryl Nanes Title: Managing Member

NANES BALKANY MANAGEMENT LLC

By:	/s/ Daryl Nanes
Name: Daryl Nanes Title: Managing Member

/s/ Julien Balkany
JULIEN BALKANY

/s/ Daryl Nanes
DARYL NANES

/s/ Leonard Toboroff
LEONARD TOBOROFF 153 East 53rd Street, 59th Floor New York, NY 10021

/s/ Clarence Cottman III
CLARENCE COTTMAN III 1135 Eugenia Place, Suite C Carpinteria, California 93013